EXHIBIT 4.1















                          AGREEMENT AND PLAN
                               OF MERGER


                                between


                        SOVEREIGN BANCORP, INC.


                                  and


                     WEST JERSEY BANCSHARES, INC.


                          September 29, 1995

                               AGREEMENT

                           TABLE OF CONTENTS

                                                                   Page

BACKGROUND....................................................  1

AGREEMENT.....................................................  1

                               ARTICLE I
                              THE MERGERS

Section 1.01  Definitions.....................................  2

Section 1.02  The Merger......................................  6

Section 1.03  The Bank Merger................................. 13

                              ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF WJB


Section 2.01  Organization.................................... 13

Section 2.02  Capitalization.................................. 14

Section 2.03  Authority; No Violation......................... 15

Section 2.04  Consents........................................ 16

Section 2.05  Financial Statements............................ 17

Section 2.06  Taxes........................................... 17

Section 2.07  No Material Adverse Change...................... 18

Section 2.08  Contracts....................................... 18

Section 2.09  Ownership of Property; Insurance Coverage....... 19

Section 2.10  Legal Proceedings............................... 20

Section 2.11  Compliance With Applicable Law.................. 21

Section 2.12  ERISA........................................... 22

Section 2.13  Brokers, Finders and Professionals.............. 23

Section 2.14  Environmental Matters........................... 23

Section 2.15  Loan Portfolio.................................. 23

Section 2.16  Information to be Supplied...................... 23
Section 2.17  Securities Documents............................ 24

Section 2.18  Related Party Transactions...................... 24

Section 2.19  Quality of Representations...................... 24

                              ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

Section 3.01  Organization.................................... 25

Section 3.02  Capital Structure............................... 26

Section 3.03  Authority; No Violation......................... 26

Section 3.04  Consents........................................ 28

Section 3.05  Financial Statements............................ 28

Section 3.06  Taxes........................................... 29

Section 3.07  No Material Adverse Change...................... 29

Section 3.08  Legal Proceedings............................... 29

Section 3.09  Ownership of Property; Insurance Coverage....... 29

Section 3.10  Compliance With Applicable Law.................. 30

Section 3.11  Information to be Supplied...................... 30

Section 3.12  ERISA........................................... 30

Section 3.13  Securities Documents............................ 31

Section 3.14  Quality of Representations...................... 32

                              ARTICLE IV
                       COVENANTS OF THE PARTIES

Section 4.01  Conduct of WJB's Business....................... 32

Section 4.02  Access; Confidentiality......................... 34

Section 4.03  Regulatory Matters and Consents................. 35

Section 4.04  Taking of Necessary Action...................... 36

Section 4.05  Certain Agreements.............................. 37

Section 4.06  No Other Bids and Related Matters............... 39

Section 4.07  Duty to Advise; Duty to Update Disclosure
Schedules..................................................... 39
Section 4.08  Conduct of Sovereign's Business................. 40

Section 4.09  Board and Committee Minutes..................... 40

Section 4.10  Undertakings by Sovereign and WJB............... 40

Section 4.11  Employee Benefits and Severance................. 42

                               ARTICLE V
                              CONDITIONS

Section 5.01  Conditions to WJB's Obligations under this
Agreement..................................................... 43

Section 5.02  Conditions to Sovereign's Obligations under this
Agreement..................................................... 45

                              ARTICLE VI
                   TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination..................................... 46

Section 6.02  Effect of Termination........................... 47

                              ARTICLE VII
                             MISCELLANEOUS

Section 7.01  Expenses........................................ 48

Section 7.02  Non-Survival of Representations and Warranties.. 48

Section 7.03  Amendment, Extension and Waiver................. 48

Section 7.04  Entire Agreement................................ 48

Section 7.05  No Assignment................................... 49

Section 7.06  Notices......................................... 49

Section 7.07  Captions........................................ 50

Section 7.08  Counterparts.................................... 50

Section 7.09  Severability.................................... 50

Section 7.10  Governing Law................................... 50



Exhibit 1       WJB Affiliate Agreement
Exhibit 2       Stock Option Agreement
Exhibit 3       Bank Plan of Merger
Exhibit 4       Form of Opinion of Sovereign's Counsel
Exhibit 5       Form of Tax Opinion of Sovereign's
                Counsel
Exhibit 6       Form of Opinion of WJB's Counsel

                               AGREEMENT

           THIS AGREEMENT AND PLAN OF MERGER, dated as of September 29, 1995, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and WEST JERSEY BANCSHARES, INC. ("WJB"), a New Jersey corporation, having its principal place of business at 165 Passaic Avenue, Fairfield, New Jersey 07004.

                              BACKGROUND

           1. Sovereign and WJB desire for WJB to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

           2. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to Sovereign's execution of this Agreement (a) certain directors and officers of WJB executed, in favor of Sovereign, a Letter Agreement dated September 29, 1995, in the form attached hereto as Exhibit 1, and
(b) WJB granted to Sovereign an option to acquire, under certain circumstances, WJB's common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and WJB dated September 29, 1995, attached hereto as Exhibit 2.

           3. Sovereign desires to merge West Jersey Community Bank, a state commercial bank and a wholly-owned subsidiary of WJB ("WJCB"), into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3. Sovereign and WJB desire that following the Effective Date of the Merger WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years.

           4. Sovereign and WJB desire to provide the terms and conditions governing the transactions contemplated herein.

                               AGREEMENT

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                               ARTICLE I
                              THE MERGERS

           Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 5% equity owner of such Person and any Affiliate of such executive officer, director or 5% equity owner.

                Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and WJB.

                Applicable Exchange Ratio means (i) 0.7938 as adjusted in accordance with Sections 1.02(e)(v) and 1.02(f) or (ii) if the Sovereign Market Value is less than $9.52 or greater than $11.64, the exchange ratio determined in accordance with Sections 1.02(e)(iv), 1.02(e)(v) and 1.02(f).

                Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

                Articles of Merger means the articles of merger to be executed by Sovereign and WJB and to be filed in the PDS and the NJDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

                Bank Merger means the merger of WJCB with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

                Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

                BCL means the Pennsylvania Business Corporation
     Law of 1988, as amended.

                BHC Act means the Bank Holding Company Act of
     1956, as amended.

                Closing Date means the date determined by Sovereign with the approval of WJB (which approval shall not be unreasonably withheld), in its sole discretion, upon five
     (5) days prior written notice to WJB, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived, or such other date as Sovereign and WJB shall agree.

                Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and the NJDS, and shall be the same as the Closing Date.

                Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                ERISA means the Employee Retirement Income
     Security Act of 1974, as amended.

                Exchange Act means the Securities Exchange Act of
     1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                FDIC means the Federal Deposit Insurance
     Corporation.

                FFIEC means the Federal Financial Institutions
     Examination Council.

                FRB means the Federal Reserve Board.

                GAAP means generally accepted accounting principles as in effect at any particular time.

                HOLA means the Home Owners' Loan Act of 1933, as amended.

                IRC means the Internal Revenue Code of 1986, as amended.

                IRS means the Internal Revenue Service.

                Material Adverse Effect shall mean, with respect to Sovereign or WJB, any adverse effect on assets, business, financial condition or results of operations which is material on a consolidated basis.

                Merger means the merger of WJB with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

                NJBCA means the New Jersey Business Corporation
     Act, as amended.

                NJDB means the Department of Banking of the State of New Jersey.

                NJDS means the New Jersey Department of State.

                OTS means the Office of Thrift Supervision.

                PDB means the Department of Banking of the Commonwealth of Pennsylvania.

                PDS means the Department of State of the Commonwealth of Pennsylvania.

                Person means any individual, corporation, partnership, joint venture, association, trust or "group"
     (as that term is defined under the Exchange Act).

                Prospectus/Proxy Statement means the
     prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of WJB Common Stock in connection with the transactions contemplated by this Agreement.

                Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

                Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

                Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FRB, the FDIC, the PDB, the NJDB or the respective staffs thereof.

                Rights means warrants, options, rights,
     convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                SEC means the Securities and Exchange Commission.

                Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

                Sovereign Bank means Sovereign Bank, FSB, a federal savings bank, all the outstanding capital stock of which is owned by Sovereign.

                Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

                Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to WJB pursuant to
     Article III of this Agreement.

                Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1994 and 1993 and for the three years ended
     December 31, 1994, and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign.

                Sovereign Market Value has the meaning given to such term in Section 1.02(e)(iii).

                Sovereign Option means the option granted to Sovereign to acquire shares of WJB Common Stock referenced in the recitals to this Agreement.

                Sovereign Rights Agreement means the Rights
     Agreement dated as of September 19, 1989 between Sovereign and Sovereign Bank, as rights agent, relating to Sovereign's
     Series A Junior Participating Preferred Stock.

                Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating
     Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

                Sovereign Subsidiaries means any corporation or bank, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                Subsidiary means any corporation or bank, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                WJB Common Stock means the common stock of WJB described in Section 2.02(a).

                WJB Disclosure Schedule means a disclosure schedule delivered by WJB to Sovereign pursuant to
     Article II of this Agreement.

                WJB Financials means (i) the audited consolidated financial statements of WJB as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, and
     (ii) the unaudited interim consolidated financial statements of WJB as of each calendar quarter thereafter included in Securities Documents filed by WJB.

                WJB Regulatory Reports means the Call Reports, consolidated reports of condition and income, and accompanying schedules, filed by WJCB with any Regulatory Authority for each calendar quarter, beginning with the quarter ended March 31, 1993, through the Closing Date.

                WJB Subsidiaries means any corporation or bank, 50% or more of the capital stock of which is owned, either directly or indirectly, by WJB, except any corporation the stock of which is held in the ordinary course of the lending activities of WJCB.

           Section 1.02  The Merger.

                (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 607 Washington Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, WJB and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the NJDS.

                (b)   The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: WJB shall merge with and into Sovereign; the separate existence of WJB shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of WJB shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of WJB and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey. Following the Effective Date, WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years.

                (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the Articles of Incorporation and the Bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

                (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

                      (i)  On the Effective Date, the Board of
Directors of Sovereign, as the surviving corporation in connection with the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

                      (ii)  On the Effective Date, the officers of
Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

                      (iii)  On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger, except for any other officers of WJB or WJCB as Sovereign may designate as officers of Sovereign Bank. Each shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Charter and Bylaws of Sovereign Bank and the policies of Sovereign and Sovereign Bank.

                      (iv)  On the effective date of the Bank
Merger, the directors of Sovereign Bank as the surviving institution in connection with the Bank Merger shall consist of those persons holding such office immediately prior to the Effective Date.

                      (v)  On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of the commercial bank division of Sovereign Bank, except that John A. Van Voorhis and Gerard Riker shall be designated and elected as the Chief Executive Officer and the Chief Financial Officer of the commercial bank division of Sovereign Bank, respectively, and except that such other officers of WJB or WJCB as Sovereign and WJB shall mutually agree shall be designated and elected as officers of the commercial bank division of Sovereign Bank.

                      (vi)  On the effective date of the Bank
Merger, Sovereign will create an autonomous board of directors for the commercial bank division of Sovereign Bank which shall consist of seven individuals selected by WJB. Sovereign shall cause such persons to be elected as directors of the commercial bank division of Sovereign Bank effective as of the effective date of the Bank Merger, and each shall hold office for at least a period of three years from the Effective Date and until his successor is elected and qualified, and each shall continue to receive the same per meeting Board fees for service on the board as such persons were receiving immediately prior to September 19, 1995.

                (e)   Conversion of Shares.

                      (i)  Sovereign Common Stock.

                           (A)   Each share of Sovereign Common
     Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock.

                           (B)   Each share of Sovereign Common
     Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

                      (ii)  WJB Common Stock.

                           (A)    Subject to the provisions of
     subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of WJB Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of WJB Common Stock, if any, then owned by Sovereign or WJB or any WJB Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive, subject to adjustment as provided in Sections 1.02(e)(iv), 1.02(e)(v) and 1.02(f), 0.7938 fully paid and nonassessable shares of Sovereign Common Stock and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement.

                           (B)   Each share of WJB Common Stock
     owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

                           (C)   Each share of WJB Common Stock
     issued and held in the treasury of WJB or owned by any WJB Subsidiary as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                           (D)   No fraction of a whole share of
     Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger, including in connection with an election made pursuant to Section 1.02(e)(ii)(E)(ii). Any former holder of WJB Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the market value of Sovereign Common Stock (determined in accordance with the provisions of Section 1.02(e)(iii) hereof).

                           (E)   (i)  Subject to the limitations set
           forth in paragraph (iv) of this Section 1.02(e)(ii)(E), each holder of an option to acquire WJB Common Stock granted under the WJB 1989 Stock Option and Stock Appreciation Rights Program (the "WJB Stock Option Plan"), and each holder of a warrant to acquire WJB Common Stock issued in connection with WJB's initial public offering (the "IPO Warrants") shall be entitled (and must elect, in a written notice delivered to Sovereign at least five (5) business days before the initial filing of the Registration Statement) to either
           (A) receive an amount of shares of Sovereign common stock equal to the difference between $8.40 and the exercise price ("Sovereign Stock Election") or
           (B) exchange his option or warrant to acquire WJB
           Common Stock for an option to acquire Sovereign Common Stock ("Sovereign Option Election"). Failure to deliver the written notice required by this Section 1.02(e)(ii)(E)(i) shall be deemed an election to exchange an option or warrant to acquire WJB Common
           Stock for an option to acquire Sovereign Common Stock.

                                 (ii)  If an option or warrant
           holder makes a Sovereign Stock Election, such option or warrant holder will receive Sovereign Common Stock with a market value in an amount equal to the product of
           (A) the difference between (i) the Sovereign Market Value multiplied by the Applicable Exchange Ratio, and
           (ii) the exercise price of the option or warrant, multiplied by (B) the number of shares of WJB Common Stock covered by the option or warrant. For purposes of this Section 1.02(e)(ii)(E)(ii), the "market value" of the Sovereign Common Stock shall equal the Sovereign Market Value.

                                 (iii)  If an option or warrant
           holder makes a Sovereign Option Election, each option or warrant shall be converted into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of WJB Common Stock covered by the option or warrant multiplied by the Applicable Exchange Ratio and the exercise price shall be the present stated exercise price of such option or warrant divided by the Applicable Exchange Ratio.

                                 (iv)  No holder of an option to
           acquire WJB Common Stock shall be entitled to make a Sovereign Stock Election, if the effect would be to prevent Sovereign from accounting for the Merger as a pooling of interests.

                      (iii)  Valuation of Sovereign Common Stock.
     For purposes of this Agreement, the market value of a share of Sovereign Common Stock shall be deemed to be the weighted average, based on daily trading volume, of the closing sale price of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System, for the
     20 consecutive trading days immediately prior to the Effective Date ("Sovereign Market Value").

                      (iv)  Exchange Ratio Adjustment.
     Notwithstanding the provisions of Section 1.02(e)(ii) hereof: (i) if the Sovereign Market Value is less than $9.52, then each share of WJB Common Stock issued and outstanding immediately prior to the Effective Date to be converted into Sovereign Common Stock shall be converted into and become such number of shares of Sovereign Common Stock, as shall equal the amount obtained by dividing $7.56 by the Sovereign Market Value; and (ii) if the Sovereign Market Value is greater than $11.64, then each share of WJB Common Stock issued and outstanding immediately prior to the Effective Date to be converted into Sovereign Common Stock shall be converted into and become such number of shares of Sovereign Common Stock, as shall equal the amount obtained by dividing $9.24 by the Sovereign Market Value.

                      (v)  Anti-Dilution Provisions.  If Sovereign
     shall, at any time before the Effective Date, (A) issue a dividend in shares of Sovereign Common Stock, (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or (D) reclassify the shares of Sovereign Common Stock, then, in any such event,
     (i) if the Applicable Exchange Ratio is determined pursuant to Section 1.02(e)(ii), the Applicable Exchange Ratio shall be adjusted by multiplying the Applicable Exchange Ratio by a fraction the numerator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately after the happening of such event and the denominator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately prior to the happening of such event; or (ii) if the Applicable Exchange Ratio is determined pursuant to Section 1.02(e)(iv), the Sovereign Market Values at which the Applicable Exchange Ratio is to be adjusted under Section 1.02(e)(iv) shall each be adjusted by multiplying such Sovereign Market Values by a fraction the numerator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately prior to the happening of such event and the denominator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately after the happening of such event.

                (f) Effective Date After June 30, 1996. If the Effective Date occurs after June 30, 1996 and the book value of WJB Common Stock on June 30, 1996 is less than the book value of WJB Common Stock on the Effective Date, then the exchange ratio shall be increased by an amount equal to (i) the difference between the fully diluted tangible book value of WJB Common Stock as of the last day of the month preceding the Effective Date and the tangible book value of WJB Common Stock as of June 30, 1996, divided by (ii) the Sovereign Market Value.

                (g)   Surrender and Exchange of WJB Stock
Certificates.

                      (i)  Exchange of Certificates.  Each holder
     of shares of WJB Common Stock who surrenders to Sovereign the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of WJB Common Stock have been converted by the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                      (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for WJB Common Stock pursuant to
     Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of WJB Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with
     Section 1.02(e)(ii)(D) hereof. If certificates for shares of WJB Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of WJB Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of WJB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of WJB Common Stock are surrendered by a WJB shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

                      (iii) Exchange Procedures. Each certificate for shares of WJB Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common
     Stock for which certificates will be issued pursuant to this
     Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of WJB Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of WJB Common Stock transmittal materials for use in exchanging certificates representing
     WJB Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger.

                      (iv)  Closing of Stock Transfer Books;
     Cancellation of WJB Certificates. Upon the Effective Date, the stock transfer books for WJB Common Stock will be closed and no further transfers of shares of WJB Common Stock will thereafter be made or recognized. All certificates for shares of WJB Common Stock surrendered pursuant to this
     Section 1.02(g) will be cancelled by Sovereign.

                (h) Payment Procedures. As soon as practicable after the Effective Date, Sovereign shall make payment of the cash consideration provided for in Section 1.02(e)(ii)(D) to each person entitled thereto.

           Section 1.03 The Bank Merger. Sovereign and WJB shall use their best efforts to cause WJCB to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, simultaneously with or as soon as practicable after the Effective
Date. Concurrently with the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and WJB shall cause WJCB, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                              ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF WJB

           WJB hereby represents and warrants to Sovereign that, except as specifically set forth in the WJB Disclosure Schedule delivered to Sovereign by WJB within thirty (30) days of the date hereof:

           Section 2.01  Organization.

                (a) WJB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. WJB is a bank holding company duly registered under the BHC Act. WJB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. WJB is not qualified or licensed to do business as a foreign corporation in any jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                (b) WJCB is a banking corporation duly organized and validly existing under the laws of the State of New Jersey. WJCB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither WJCB nor any WJB subsidiary is qualified or licensed to do business as a foreign corporation in any jurisdiction and are not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                (c) There are no WJB Subsidiaries other than WJCB and those identified in the WJB Disclosure Schedule. There are no WJCB Subsidiaries other than those identified in the WJB
Disclosure Schedule.

                (d) WJCB is a commercial bank the deposits of which are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

                (e) The respective minute books of WJB and WJCB and each other WJB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement, except actions taken at meetings held within ten days of the date hereof, which actions shall be accurately recorded in such minute books in due course.

                (f) Prior to the date of this Agreement, WJB has delivered to Sovereign true and correct copies of the Certificate of Incorporation and Bylaws of WJB and the Charter and Bylaws of WJCB as in effect on the date hereof.

           Section 2.02  Capitalization.

                (a) The authorized capital stock of WJB consists of (a) 10,000,000 shares of common stock, par value $0.01 ("WJB Common Stock"), of which (i) 1,958,196 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) no shares are held by WJB as treasury stock, and (b) 5,000,000 shares of preferred stock, par value $0.01, none of which are issued or outstanding. Neither WJB nor WJCB nor any other WJB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of WJB Common Stock, WJB preferred stock or any other security of WJB or any securities representing the right to vote, purchase or otherwise receive any shares of WJB Common Stock, WJB preferred stock or any other security of WJB, other than for (i) shares issuable under the Sovereign
Option and (ii) 92,299 shares which WJB is obligated to issue, at an average exercise price of $5.00, under the WJB Stock Option Plan to its directors, officers and employees and officers and employees of WJB Subsidiaries, including WJCB, and
(iii) 128,416 shares which are issuable pursuant to the IPO Warrants. As of September 22, 1995, WJB had approximately 359 shareholders of record.

                (b) The authorized capital stock of WJCB consists of 5,000,000 shares of common stock, par value $2.00 per share ("WJCB Common Stock"), of which 1,000,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by WJB. Neither WJB nor any other WJB
Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any WJB Subsidiary or any other security of any WJB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any WJB Subsidiary. Except for WJCB, there is no other WJB Subsidiary.

                (c) Except as set forth in the WJB Disclosure Schedule, neither (i) WJB, (ii) WJCB or (iii) any other WJB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of WJB Subsidiaries, equity interests held by WJB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of WJB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by WJB or WJCB with respect to any other company's capital stock or the equity of any other person.

                (d) To the best of WJB's knowledge, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange
Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of WJB Common Stock, except as disclosed in WJB's proxy statement for use in connection with its 1995 annual meeting of shareholders, previously delivered to Sovereign or in the WJB Disclosure Schedule.

           Section 2.03  Authority; No Violation.

                (a) WJB has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. WJCB has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by WJB and the completion by WJB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WJB and, except for approval by the shareholders of WJB as required under the NJBCA, WJB's Certificate of Incorporation and Bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of WJB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WJB, subject to approval of the shareholders of WJB as required under the NJBCA, WJB's
Certificate of Incorporation and Bylaws and Nasdaq requirements applicable to it, and subject to approvals from the Regulatory Authorities referred to in Section 3.04 hereof, and constitutes a valid and binding obligation of WJB, enforceable against WJB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Subject to approval by the shareholders of WJB and to approvals from the Regulatory Authorities referred to in
Section 3.04 hereof, the Bank Plan of Merger, upon its execution and delivery by WJCB, will constitute a valid and binding obligation of WJCB, enforceable against WJCB in accordance with its terms, subject to applicable conservatorship, receivership, insolvency and similar laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and subject, as to enforceability, to general principles of equity.

                (b)   (A) The execution and delivery of this
Agreement by WJB, (B) the execution and delivery of the Bank Plan of Merger by WJCB, (C) subject to receipt of approvals from the shareholders of WJB and WJCB and from the Regulatory Authorities referred to in Section 3.04 hereof and WJB's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by WJB or WJCB with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of WJB or any WJB Subsidiary or the Charter and Bylaws of WJCB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WJB or any WJB Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the WJB Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of WJB or any WJB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which WJB or any WJB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition, results of operations or business prospects of WJB and the WJB Subsidiaries taken as a whole or the ability of WJB to perform any of its obligations under this Agreement.

           Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of WJB under the NJBCA, and of the Bank Plan of Merger by WJB as sole shareholder of WJCB under the BHC Act, and by the WJCB Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and, except as set forth in the WJB Disclosure Schedule, no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by WJB or the Bank Plan of Merger by WJCB, and (b) the completion by WJB of the transactions contemplated hereby or by WJCB of the Bank Merger.

           Section 2.05  Financial Statements.

                (a)   WJB has previously delivered, or will
deliver, to Sovereign the WJB Regulatory Reports. The WJB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of WJB as of and for the periods ending on the dates thereof, in accordance with applicable regulatory accounting principles.

                (b) WJB has previously delivered its audited consolidated financial statements as of December 31, 1994 and 1993 and for the three years ended December 31, 1994. The WJB Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of WJB as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles.

                (c) At the date of each balance sheet included in the WJB Financials or the WJB Regulatory Reports, neither WJB nor WJCB nor any other prior banking subsidiary of WJCB (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such WJB Financials or WJB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

           Section 2.06  Taxes.

                (a) WJB and the WJB Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). WJB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to WJB and all WJB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from WJB and any WJB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

                (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to WJB or any WJB Subsidiary.

           Section 2.07  No Material Adverse Change.

           WJB has not suffered any Material Adverse Effect since
June 30, 1995.

           Section 2.08  Contracts.

                (a) Except as described in WJB's proxy statement for its 1995 annual meeting of shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992, 1993 and 1994, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of WJB as of December 31, 1994 and 1993 and for the three years ended
December 31, 1994 or in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of WJB or any WJB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of WJB or any WJB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of WJB or any WJB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any WJB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which WJB or any WJB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances, letters of credit and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract
(other than this Agreement) limiting the freedom of any WJB Subsidiary to engage in any type of banking or bank-related business permissible under law.

                (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the WJB proxy statement for its 1995 annual meeting of shareholders or in a footnote to such audited consolidated financial statements, including without limitation, the employment contracts of Messrs. John A. Van Voorhis, Gerard Riker and Michael J. McGrath, Jr. and the severance agreement of Mr. Michael J. McGrath, Sr., have been provided to Sovereign on or before the date hereof and are in full force and effect on the date hereof and neither WJB nor any WJB Subsidiary (nor, to the knowledge of WJB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any material respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the WJB Disclosure Schedule or in the employment contracts or severance agreement specifically referred to in the first sentence of this paragraph (b), no party to any material contract, plan, arrangement or instrument that requires annual payments in excess of $250,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of WJB or any WJB Subsidiary, other than Messrs. Van Voorhis, Riker and McGrath, Jr., possesses the right to terminate his or her employment as a result of the execution of this Agreement. Except as set forth in the WJB Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which WJB or any WJB Subsidiary is a party or under which WJB or any WJB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the WJB Disclosure Schedule or the employment contracts or severance agreement specifically referred to in the first sentence of this paragraph (b), no such agreement, plan or arrangement
(x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of WJB or any WJB Subsidiary absent the occurrence of a subsequent event, (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires WJB or any WJB Subsidiary to provide a benefit in the form of WJB Common Stock or determined by reference to the value of WJB Common Stock.

           Section 2.09  Ownership of Property; Insurance
Coverage.

                (a) Except as disclosed in the WJB Disclosure Schedule, WJB and the WJB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by WJB or any WJB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the WJB Regulatory Reports and in the WJB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheets or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of the last such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and
(iii) items permitted under Article IV and encumbrances, liens, mortgages, security interests and pledges that do not in the aggregate have a Material Adverse Effect on WJB. WJB and the WJB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by WJB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the WJB Disclosure Schedule, WJB believes that such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the WJB financial statements as of December 31, 1994 and 1993 and for the periods ended December 31, 1992, 1993 and 1994.

                (b) With respect to all agreements pursuant to which WJB or any WJB Subsidiary has purchased securities subject to an agreement to resell, if any, WJB or such WJB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                (c)   WJB and the WJB Subsidiaries currently
maintain insurance considered by WJB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither WJB nor any WJB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by WJB or WJCB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years WJB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

           Section 2.10 Legal Proceedings. Except as set forth in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary is a party to any, and there are no pending or, to the best of WJB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against WJB or any WJB Subsidiary, (ii) to which WJB or any WJB Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could reasonably be expected to materially and adversely affect the ability of WJB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

           Section 2.11  Compliance With Applicable Law.

                (a) WJB and WJB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, the results of operations or business prospects of WJB and its Subsidiaries taken as a whole.

                (b) Except as set forth in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that WJB or any WJB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to WJB or any WJB Subsidiary; (iii) requiring or threatening to require WJB or any WJB Subsidiary, or indicating that WJB or any WJB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of WJB or any WJB Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of WJB or any WJB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Except as set forth in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

           Section 2.12 ERISA. WJB has previously delivered, or will deliver, to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA
Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the WJB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of WJB or any WJB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither WJB nor any WJB Subsidiary, and no pension plan maintained by WJB or any WJB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Except as set forth on the WJB Disclosure Schedule, with respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report dated December 31, 1994, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither WJB nor any WJB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Except as disclosed in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary has a material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the WJB Financials and which is not so reflected or disclosed thereon. To the knowledge of WJB, except as disclosed in the WJB Disclosure Schedule, no prohibited transaction, breach of fiduciary duty or other transaction has occurred within the past six (6) years with respect to any employee benefit plan maintained by WJB or any WJB Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC. WJB and the WJB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC
Section 4980B(f).  Such group health plans are in compliance with
Section 1862(b)(1) of the Social Security Act.

           Section 2.13 Brokers, Finders and Professionals . Except for WJB's engagement of Ryan, Beck & Co., Inc., neither WJB nor any WJB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or, except for a commitment to pay Ryan, Beck & Co., Inc., incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement. The WJB Disclosure Schedule shall contain as an exhibit the engagement letter between WJB and Ryan, Beck & Co., Inc. Except as disclosed on the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary, nor any of their respective officers, directors, employees or agents has engaged any third party or entered into any written or oral agreement or contract, express or implied, with any third party pursuant to which WJB or any WJB Subsidiary will be obligated to pay such third party any fees for professional services provided in connection with the Merger or the Bank Merger.

           Section 2.14 Environmental Matters. To the knowledge of WJB, neither WJB nor any WJB Subsidiary, nor any properties owned or operated by WJB or any WJB Subsidiary has been or is in violation of, or liable in, any material respect under any Environmental Law. There are no actions, suits or proceedings, or written demands, claims or notices, or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of WJB, threatened, relating to the liability of any property owned or operated by WJB or any WJB Subsidiary under any Environmental Law.

           Section 2.15 Loan Portfolio. The allowance for loan losses reflected, or to be reflected, in the WJB Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the WJB Financials have been, or will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

           Section 2.16 Information to be Supplied. The information to be supplied by WJB and WJCB for inclusion in the Registration Statement will not, to WJB's knowledge, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by WJB for inclusion in the Applications will, to WJB's knowledge, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

           Section 2.17 Securities Documents. WJB has delivered to Sovereign copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1994, 1993 and 1992,
(ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1995, 1994 and 1993. To WJB's knowledge, such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

           Section 2.18 Related Party Transactions. Except as disclosed in the proxy statement for use in connection with WJB's 1995 annual meeting of shareholders or in the footnotes to WJB's consolidated financial statements as of December 31, 1994 and 1993 and for the three years ended December 31, 1994 or otherwise disclosed in the WJB Disclosure Schedule, WJB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of WJB (except a WJB Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of WJB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither WJB nor WJCB has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by WJCB is inappropriate.

           Section 2.19  Quality of Representations.  The
representations made by WJB in this Agreement are true, correct and complete in all material respects.

                              ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

           Sovereign hereby represents and warrants to WJB that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to WJB on or prior to the date hereof:

           Section 3.01  Organization.

                (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect. Sovereign is a savings and loan holding company duly registered under the HOLA.

                (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

                (c) Except for certain deposits formerly held by Harmonia Savings Bank which are insured by the Bank Insurance
Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act, the deposits of Sovereign Bank are insured by the Savings Association Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

                (d) Prior to the execution of this Agreement, Sovereign has delivered to WJB true and correct copies of the Articles of Incorporation and Bylaws of Sovereign and the Charter and Bylaws of Sovereign Bank, respectively, as in effect on the date hereof.

                (e) There are no Sovereign Subsidiaries other than Sovereign Bank and the other Subsidiaries set forth in Sovereign's Annual Report on Form 10-K for the year ended
December 31, 1994.

                (f) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

           Section 3.02  Capital Structure.

                (a) Sovereign is authorized, by its Articles of Incorporation, to issue (a) 100,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, no shares were issued and held by Sovereign as treasury stock and 46,733,000 shares are issued and outstanding, and (b) 7,500,000 shares of preferred stock, no par value ("Sovereign Preferred Stock"), of which, at the date of this Agreement, 200,000 shares of 6 1/4% Cumulative, Series B, are issued and outstanding. All shares of Sovereign Common Stock and Preferred Stock issued and outstanding are fully paid and nonassessable and none were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, and (ii) as authorized under Sovereign's employee benefit plans, stock option plans, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan. As of June 30, 1995, Sovereign had approximately
7400 shareholders of record. On the Effective Date all shares of Sovereign Common Stock to be issued pursuant to the terms of
Section 1.02(e), when so issued, shall be fully paid and nonassessable, shall not be issued in violation of any preemptive rights and shall be free and clear of all liens, encumbrances and restrictions created by or through Sovereign.

                (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 17, 1995, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of 5% or more of the outstanding shares of Sovereign Common Stock.

                (c) Except for a pledge of 15% of the outstanding shares of the capital stock of Sovereign Bank to Mutual of New
York to secure certain indebtedness of Sovereign to Mutual of New York more fully described in Note 9 of the Sovereign Financials for the year ended December 31, 1994, Sovereign owns all of the capital stock of Sovereign Bank and its other subsidiaries, free and clear of any lien or encumbrance. Except for the Sovereign Subsidiaries, neither Sovereign nor its subsidiaries possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

           Section 3.03  Authority; No Violation.

                (a)   Sovereign has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the consummation by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign and no other corporate proceedings (including the approval of Sovereign shareholders) on the part of Sovereign are necessary to consummate the transactions contemplated hereby. The execution and delivery of the Bank Plan of Merger by Sovereign Bank and the consummation by Sovereign Bank of the Bank Merger have been duly and validly approved by the Board of Directors of Sovereign Bank and by Sovereign as sole shareholder of Sovereign Bank, and no other corporate proceedings on the part of Sovereign Bank are necessary to consummate the transactions contemplated by the Bank Plan of Merger (including the approval of Sovereign shareholders). This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in
Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the Federal Deposit Insurance Act, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                (b)   (A) The execution and delivery of this
Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and WJB's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank or any other subsidiary with any of the terms or provisions hereof or of the Bank Plan of Merger will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or Sovereign Bank or any other subsidiary or any of their respective properties or assets; or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank or any other subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Sovereign or Sovereign Bank or any other subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole or the ability of Sovereign to perform any of its obligations under this Agreement.

           Section 3.04 Consents. Except for consents and approvals of or filings with the OTS, the PDB, the NJDB, the SEC, the FDIC, the FRB, and state "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and no consents or approvals of any third parties are necessary in connection with the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, or the consummation by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. To the best of Sovereign's knowledge, no fact or condition exists which Sovereign has reason to believe will prevent it or Sovereign Bank from obtaining the foregoing consents and approvals.

           Section 3.05  Financial Statements.

                (a) Sovereign has previously delivered, or will deliver, to WJB the Sovereign Financials. The Sovereign Financials are, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles. Sovereign will make its regulatory reports available to WJB for inspection.

                (b) At the date of any balance sheet included in the Sovereign Financials, Sovereign or its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein.

           Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed in correct form all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the date hereof other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

           Section 3.07  No Material Adverse Change.  Sovereign
has not suffered any Material Adverse Effect since June 30, 1995.

           Section 3.08 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of Sovereign and its Subsidiaries taken as a whole.

           Section 3.09  Ownership of Property; Insurance
Coverage.

                (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under
Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

                (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Sovereign or Sovereign Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Sovereign has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

           Section 3.10 Compliance With Applicable Law. Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole.

           Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

           Section 3.12 ERISA. Sovereign has previously delivered to WJB true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA
Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), all of which are set forth on the Sovereign Disclosure Schedule, maintained for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign nor any Sovereign Subsidiary, and no pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred within the past six (6) years any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither Sovereign nor any Sovereign Subsidiary has incurred any liability under ERISA
Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA
Section 3(3), comply and within the past six (6) years have complied in all material respects with ERISA. Except as disclosed in the Sovereign Disclosure Schedule, neither Sovereign nor any Sovereign Subsidiary has a material liability under any such plan which is not reflected on the Sovereign Financials. To the knowledge of Sovereign, except as disclosed in the Sovereign Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408), breach of fiduciary duty or other transaction has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

           Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to WJB copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1994, 1993, and 1992, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, and (iii) proxy statement dated March 17, 1995 used in connection with its annual meeting of shareholders held in April 1995. To Sovereign's knowledge, such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

           Section 3.14  Quality of Representations.  The
representations made by Sovereign in this Agreement are true, correct and complete in all material respects.

                              ARTICLE IV
                       COVENANTS OF THE PARTIES

           Section 4.01  Conduct of WJB's Business.

                (a)   From the date of this Agreement to the
Closing Date, WJB and each WJB Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Sovereign understands that WJB's business primarily consists of attracting retail deposits and originating loans. WJB will use its best efforts, and will cause WJCB to use its best efforts, to
(i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of WJB and WJB Subsidiaries and others with whom business relationships exist, provided that neither WJB nor any WJB Subsidiary shall be required to take any unreasonable or extraordinary action or any action that would conflict with the terms hereof. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, WJB will not, and WJB will not permit any WJB Subsidiary to:

                      (i)  amend or change any provision of its
     Certificate of Incorporation or Bylaws;

                      (ii)  change the number of authorized or
     issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) WJB may issue shares of WJB Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire WJB Common Stock under the WJB Stock Option Plan, and (B) WJB may issue shares of WJB Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding IPO Warrants; and WJB, consistent with past practice, may not pay any cash dividend on any share of WJB Common Stock outstanding. Subject to applicable regulatory restrictions, if any, WJCB may pay a cash dividend, in the aggregate, sufficient to fund any dividend by WJB permitted hereunder;

                      (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of WJB or WJB Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of WJB or any WJB Subsidiary, except for (A) routine periodic increases, individually and in the aggregate, in accordance with past practice and
     (B) normal bonuses paid in the ordinary course, except that bonuses paid to Messrs. Van Voorhis, Riker and McGrath shall be paid in accordance with their employment agreements;

                      (iv)  merge or consolidate WJB or any WJB
     Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of WJB or any WJB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any WJB Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any WJB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office, provided that nothing contained herein shall prohibit WJCB from pursuing its existing application to open a full branch office in Caldwell, New Jersey;

                      (v) sell or otherwise dispose of the capital stock of WJCB or sell or otherwise dispose of any asset of WJB or of any WJB Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of WJB or of any WJB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                      (vi)  take any action which would result in
     any of the representations and warranties of WJB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied;

                      (vii)  change any method, practice or
     principle of accounting except for implementation of any new
     SFAS standard;

                      (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which WJB or any WJB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                      (ix)  implement any pension, retirement,
     profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

                      (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
     Poor's Corporation or Moody's Investor Services, Inc.;

                      (xi)  except consistent with past practice,
     make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate or compromise, extend, renew or modify any such commitment outstanding;

                      (xii)  except consistent with past practice,
     enter into, renew, extend or modify any other transaction with any Affiliate;

                      (xiii)  enter into any swap or similar
     commitment, agreement or arrangement;

                      (xiv)  except for the execution of this
     Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                      (xv)  intentionally and knowingly take any
     action that would preclude satisfaction of the condition to closing contained in Section 5.02(j) relating to financial accounting treatment of the Merger; or

                      (xvi)  agree to do any of the foregoing.

           Section 4.02  Access; Confidentiality.

                (a) From the date of this Agreement through the Closing Date, WJB or Sovereign, as the case may be, shall afford to, and shall cause each WJB Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of WJB and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request. Notwithstanding the foregoing, neither Sovereign nor WJB shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                (b) WJB and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

                (c) If the transactions contemplated by this Agreement shall not be consummated, WJB and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will not directly or indirectly use such information for any competitive or commercial purpose or for any other purpose not expressly permitted hereby. Sovereign or WJB will cause all information with respect to the other party and its Subsidiaries obtained pursuant to this Agreement or preliminarily thereto to be used solely for the purpose of evaluating the Merger and the Bank Merger contemplated hereby and to be treated as the sole property of the party delivering the information until the consummation of the Merger contemplated hereby, and will cause all such information to be kept confidential, except to the extent such information is or becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. WJB and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

           Section 4.03  Regulatory Matters and Consents.

                (a)   Sovereign and WJB will prepare all
Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

                (b) Each party will furnish the other party with all information concerning such party and its Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of the other party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

                (c) Each party will promptly furnish the other party with copies of written communications to, or received by such party or any of its Subsidiaries from, any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by such party which is designated as confidential or contains an earnings projection.

                (d) Each party will cooperate with the other party in the foregoing matters and will furnish the other party with all information concerning such party and its Subsidiaries as may be necessary or advisable in connection with any filing (including the Registration Statement (including the Prospectus/ Proxy Statement) and any report filed with the SEC) made, or written material submitted, by or on behalf of such party to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other party.

                (e) The parties shall each have the right to review in advance and comment on all information relating to it which appears in any filing made by the other party with, or written material submitted by the other party to, any Regulatory Authority in connection with the transactions contemplated hereby.

           Section 4.04  Taking of Necessary Action.

                (a) Sovereign and WJB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger by June 30, 1996, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither WJB nor any WJB Subsidiary shall agree to make any material payments or modifications to agreements in connection therewith without the prior written consent of Sovereign (which shall not be unreasonably withheld), and further provided that nothing contained herein shall be deemed to require WJB to obtain an affiliate letter similar to the form attached hereto as
Exhibit 1, or any similar letter, from any shareholder who is not an executive officer or director of WJB or WJCB, and
(2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or WJB or from exercising its rights under this Agreement or the Option Agreement.

                (b) WJB and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of WJB in connection with the meeting of WJB shareholders and transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and WJB and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise WJB, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide WJB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as WJB may reasonably request.

           Section 4.05  Certain Agreements.

                (a) Subject to Section 4.11 hereof, as soon as practicable after the Effective Date, all employees of WJB and WJB Subsidiaries whose employment is continued shall be employed upon their existing terms and conditions with appropriate changes in title to be consistent with Sovereign's management structure and the operation of WJCB as a division of Sovereign Bank.

                (b) (i) Except for any liability for trading in WJB Common Stock while in possession of material nonpublic information or disclosing material nonpublic information, directly or indirectly, to any party who trades in WJB
     Common Stock, for a period of six years from and after the Effective Date, Sovereign shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of WJB or any WJB Subsidiary on or before the Effective Date with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date in accordance with and subject to the requirements and other provisions of Sovereign's articles of incorporation and bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as Sovereign is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such for Sovereign.

                      (ii) Sovereign shall maintain WJB's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amount on terms no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering (A) persons who are currently covered by such insurance for costs set forth in
     (i) above arising in connection with events prior to the Effective Date for a period of six (6) years after the Effective Date and (B) for all officers and directors of WJB for service in such capacity with Sovereign after the Effective Date.

                      (iii) Any Indemnified Party wishing to claim indemnification under Section 4.05(b), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Sovereign thereof; provided that the failure so to notify shall not affect the obligations of Sovereign under Section 4.05(b).

                      (iv)  Sovereign shall pay all reasonable
     costs, including attorney's fees, that may be incurred by an Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.05(b). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

                (c) Sovereign agrees to honor all terms and conditions of the employment contracts of Messrs. Van Voorhis and Riker and to extend the term of such contracts on the same terms and conditions (including without limitation equivalent employee benefits) (except as otherwise provided herein) at the then current salaries (subject to adjustment as provided therein) so that they expire no earlier than the date three (3) years after the Effective Date. Sovereign agrees to (i) amend the terms of the employment agreements of Messrs. Van Voorhis and Riker to provide that if either employee's employment is terminated without cause or for good reason (each as defined in such employment agreements except that the definition of good reason shall be appropriately amended to be consistent with the post-merger structure contemplated by this Agreement), the terminated employee shall have the right to receive all payments which would have been due under his employment agreement through the remainder of the full term as amended pursuant hereto, and
(ii) amend any section thereof relating to incentive compensation to account for the changes in the operation of WJB resulting from the Merger so as to provide Messrs. Van Voorhis and Riker with benefits equivalent to those that they would have received under such sections had the Merger not occurred. Sovereign agrees to honor all terms and conditions of the employment contract of Mr. McGrath, Jr. and the severance agreement of Mr. McGrath, Sr.

                (d) Following the Effective Date, WJCB will be operated as a separate autonomous commercial bank division of Sovereign Bank for at least three years.

           Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, WJB shall not, nor shall it permit any WJB Subsidiary or any other Affiliate of WJB or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by WJB, any WJB Subsidiary or any other WJB Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of WJB, any WJB Subsidiary, or any substantial portion of the assets or business thereof (except that WJB's officers may respond to inquiries from analysts, Regulatory Authorities and holders of WJB Common Stock in the ordinary course of business); provided, however, that the Board of Directors of WJB, on behalf of WJB, may respond to any offer or request for information, inquiries, proposals or communications through its representatives if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. WJB shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with WJB by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

           Section 4.07 Duty to Advise; Duty to Update Disclosure Schedules. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or on any of its Subsidiaries, which it believes would or would be reasonably likely to (a) cause or constitute a material breach of any of its representations, warranties or covenants set forth herein or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each party shall update its Disclosure Schedule as promptly as practicable after the occurrence of an event of fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve either party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(b) or 5.02(b) hereof.

           Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and
(z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

           Section 4.09 Board and Committee Minutes. WJB shall provide to Sovereign, within 20 days after any meeting of the Board of Directors of WJB or any WJB Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 20 days of the Closing Date, such minutes shall be provided to Sovereign prior to the Closing Date.

           Section 4.10  Undertakings by Sovereign and WJB.

                (a)   WJB shall:

                      (i)  Voting by Directors.  Use its best
     efforts to cause all members of WJB's Board of Directors to vote all shares of WJB's Common Stock over which they hold sole voting power, and to cause all shares over which they hold shared voting power to be voted, in favor of this Agreement;

                      (ii)  Phase I Environmental Audit.  Permit
     Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by WJB or any WJB Subsidiary on the date hereof;

                      (iii)  Approval of Bank Plan of Merger.
     Approve the Bank Plan of Merger as sole shareholder of WJB (subject to receipt of all required consents and approvals) and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by WJCB;

                      (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of WJB shareholder approval of this Agreement;

                      (v)  Timely Review.  If requested by
     Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

                      (vi)  Outside Service Bureau Contracts.  If
     requested to do so by Sovereign, use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to WJB or any WJB Subsidiary, on terms and conditions mutually acceptable to WJB and Sovereign;

                      (vii)  Committee Meetings.  Subject to
     Section 4.02, permit a representative of Sovereign to attend all committee meetings of WJB and WJCB management including, without limitation, any loan committee or asset/liability committee. Subject to Section 4.02, WJB shall respond reasonably and in good faith to any request of Sovereign to permit a representative of Sovereign to attend any meeting of WJB's Board of Directors or the Executive Committee thereof;

                      (viii)  Shareholders' Meeting.  Submit this
     Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and, subject to
     Section 4.06, use its best efforts to cause its Board of Director to unanimously recommend approval of this Agreement to its shareholders.

                (b)   Sovereign and WJB shall each:

                      (i)  Filings and Approvals.  Cooperate with
     the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Sovereign Common Stock and related Sovereign Stock Purchase Rights to be issued pursuant to the Merger,
     (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                      (ii)  Identification of WJB's Affiliates.
     Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of WJB;

                      (iii)  Public Announcements.  Cooperate and
     cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to WJB shareholders, WJB's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary or from making any such public disclosure after using its best efforts to discuss such public disclosure with the other party in advance.

                      (iv)  Maintenance of Insurance.  Maintain,
     and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                      (v)  Maintenance of Books and Records.
     Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                      (vi)  Delivery of Securities Documents.
     Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

                      (vii)  Taxes.  File all federal, state, and
     local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except to the extent such taxes are being contested in good faith.

           Section 4.11  Employee Benefits and Severance.

                (a)   Employee Benefits.  On and after the
Effective Date, the employee pension and welfare benefit plans of Sovereign and WJB may, at Sovereign's election, continue to be maintained separately or consolidated, provided, however, that WJB employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on September 19, 1995. In the event of a consolidation of any or all of such plans, WJB and WJCB employees shall receive credit for service with WJB or WJCB under any Sovereign benefit plan, or new Sovereign benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination. Employees of WJB and WJCB who are retained as employees of Sovereign or Sovereign Bank after the Effective Date will be permitted to participate in Sovereign's 401(k) Plan and Employee Stock Ownership Plan to the extent permitted by the terms of such plans.

                (b) Severance. Sovereign shall maintain employee benefits (including, without limitation, life, health and disability) for WJB and WJCB employees at levels which, in the aggregate, are at least as favorable as such benefits which existed as of September 19, 1995. Any employee of WJB or WJCB that is terminated by Sovereign or Sovereign Bank after the Effective Date, will receive severance benefits in accordance with Sovereign's severance policy (employees of WJB and WJCB will be given credit for prior years of service to WJB and WJCB).

                (c) Directors. If Sovereign adopts a stock option plan for the benefit of the directors of Sovereign Bank, the members of the Board of Directors of the commercial bank division of Sovereign Bank will be permitted to participate in such plan until a date no later than three years from the Effective Date.

                (d) Combined Operating Results. Sovereign agrees to file with the SEC a Current Report on Form 8-K containing combined operating results of Sovereign and WJB for the one month period ended on the last day of the first full calendar month after the Effective Date. Sovereign shall make such filing within thirty (30) days after the end of the such month period.

                               ARTICLE V
                              CONDITIONS

           Section 5.01 Conditions to WJB's Obligations under this Agreement. The obligations of WJB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by WJB pursuant to
Section 7.03 hereof:

                (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and WJB shall have received certified copies of the resolutions evidencing such authorizations;

                (b) Covenants; Representations. The obligations of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Sovereign set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

                (c) Approvals of Regulatory Authorities. The parties shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to each other; and all conditions thereof and notice and waiting periods required thereunder shall have expired or been terminated;

                (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                (e)   No Material Adverse Effect.  Since June 30,
1995, there shall not have occurred any Material Adverse Effect with respect to Sovereign.

                (f) Officer's Certificate. Sovereign shall have delivered to WJB a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

                (g) Opinion of Sovereign's Counsel. WJB shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to WJB and its counsel to the effect set forth on
Exhibit 4 attached hereto;

                (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required filings with the National Association of Securities Dealers and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                (i) Tax Opinion. The Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the IRC and WJB shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 5 attached hereto; and

                (j)   Approval of WJB's Shareholders.  This
Agreement and the transactions contemplated hereby shall have been approved by the holders of at least the requisite number of the outstanding shares of WJB's Common Stock entitled to vote thereon.

                (k) Investment Banking Opinion. WJB shall have received an oral opinion from Ryan, Beck & Co., Inc., received on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by WJB's shareholders pursuant to this Agreement is fair, from a financial point of view, to WJB's shareholders.

           Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

                (a) Corporate Proceedings. All action required to be taken by, or on the part of, WJB and WJCB to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by WJB and WJCB; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

                (b) Covenants; Representations. The obligations of WJB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of WJB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to WJB;

                (c) Approvals of Regulatory Authorities. The parties shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all conditions thereof and notice and waiting periods required thereunder shall have expired or been terminated;

                (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                (e)   No Material Adverse Effect.  Since June 30,
1995, there shall not have occurred any Material Adverse Effect with respect to WJB;

                (f)   Officer's Certificate.  WJB shall have
delivered to Sovereign a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

                (g) Opinions of WJB's Counsel. Sovereign shall have received an opinion of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., counsel to WJB, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 6 attached hereto;

                (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                (i) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 5 attached hereto;

                (j)   Pooling Letter.  Sovereign shall have
received an opinion from Ernst & Young to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes.

                (k) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign.

                (l)   Employment Agreements.  Any employees
entitled to receive any severance payments under any employment contracts as a result of the transactions contemplated by this Agreement shall have waived such rights.

                              ARTICLE VI
                   TERMINATION, WAIVER AND AMENDMENT

           Section 6.01  Termination.  This Agreement may be
terminated by written notice on or at any time prior to the Closing Date:

                (a) By the mutual written consent of the parties hereto;

                (b)   By Sovereign or WJB:

                      (i)  if the Closing Date shall not have
     occurred on or before June 30, 1996, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                      (ii)  if (A) either party has been informed
     in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, or (B) a vote of the stockholders of WJB is taken and such stockholders fail to approve this Agreement and the transactions contemplated hereby, unless the failure of any such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

                (c) By WJB if, on the Closing Date the Sovereign Market Value is less than $7.94, or by Sovereign if, on the Closing Date the Sovereign Market Value is greater than $13.23
(in each case as adjusted for any occurrence referred to in Section 1.02(e)(v); provided, however, that during the five-day period commencing with its receipt of such notice, the party having such termination right shall have the option of fixing the Exchange Ratio at the Exchange Ratio determined if the Sovereign Market Value is $7.94 or $13.23, as applicable. If either party makes an election, within such five-day period, it shall give prompt written notice to the other party of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section;

                (d) Sovereign shall have received an opinion from Ernst & Young that the Merger will not qualify as a "pooling of interests" for financial accounting purposes; and

                (e) By Sovereign or WJB if the other party has breached any representation, warranty, covenant or agreement contained herein in any material respect, and such breach (i) has not been (or cannot be) cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V;

           Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or WJB to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                              ARTICLE VII
                             MISCELLANEOUS

           Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, Sovereign will reimburse WJB, on a monthly basis and upon submission of customary documentation, for its out-of-pocket expenses incurred in connection with the Merger provided, however, that each party shall pay its own expenses, including fees and expenses of its own financial consultants, accountants and counsel, in the event that this Agreement shall be terminated by Sovereign as a result of a material breach by WJB of its obligations hereunder (provided that such breach is not caused by a breach of Sovereign of its obligations hereunder) and WJB shall reimburse Sovereign for all amounts Sovereign paid to WJB in accordance with requirements of the first sentence of this Section 7.01.

           Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 4.05(b), (c) and (d) which will survive the Merger, shall terminate on the Closing Date.

           Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 4.05(b), (c) and (d) and 4.11(c), with respect to indemnification and directors and officers liability insurance and certain other matters.

           Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

           Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                (a)   If to Sovereign, to:
                      Sovereign Bancorp, Inc.
                      1130 Berkshire Boulevard
                      Wyomissing, Pennsylvania  19610

                      Attention:  Jay S. Sidhu, President and Chief
                                      Executive Officer

                      Telecopy No.:  (610) 320-8448

                      with a copy to:

                      Stevens & Lee
                      111 North Sixth Street
                      Reading, Pennsylvania  19601

                      Attention:  Joseph M. Harenza, Esquire and
                                   Jeffrey P. Waldron, Esquire

                      Telecopy No.:  (610) 376-5610

                (b)   If to WJB, to:

                      West Jersey Bancshares, Inc.
                      165 Passaic Avenue
                      Fairfield, New Jersey 07004

                      Attention:  John A. Van Voorhis, President
                                   and Chief Executive Officer

                      Telecopy No.:

                      with copies to:  Sills Cummis Zuckerman Radin
                                            Tischman Epstein & Gross
                                        One Riverfront Plaza
                                        Newark, New Jersey 07102

                      Attention:  Steve E. Gross, Esquire
                                   Victor H. Boyajian, Esquire

                      Telecopy No.:  (201) 643-6500

           Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

           Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

           Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

           Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                 SOVEREIGN BANCORP, INC.

                                 By:/s/Richard A. Elko
                                            Richard A. Elko
                                            Corporate Controller

                                 Attest:/s/Lawrence M. Thompson, Jr.
                                            Lawrence M. Thompson, Jr.
                                            Secretary


                                 WEST JERSEY BANCSHARES, INC.

                                 By:/s/John A. Van Voorhis
                                            John A. Van Voorhis,
                                            President and Chief
                                            Executive Officer

                                 Attest:/s/Geraldine L. Marchitto
                                            Secretary

                                                            Exhibit 1


                          September 29, 1995



Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. ("Sovereign") and West Jersey Bancshares, Inc. ("WJB") desire to enter into an agreement dated September 29, 1995 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) WJB will merge with and into Sovereign with Sovereign surviving the merger, and
(b) shareholders of WJB will receive common stock of Sovereign in exchange for common stock of WJB outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     Sovereign has required, as a condition to its execution and delivery to WJB of the Agreement, that the undersigned, being directors and executive officers of WJB, execute and deliver to Sovereign this Letter Agreement.

     Each of the undersigned, in order to induce Sovereign to execute and deliver to WJB the Agreement, hereby irrevocably:

           (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of WJB called to vote for approval of the Merger so that all shares of common stock of WJB then owned by him or her will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of WJB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving WJB;

           (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of WJB, to approve or adopt the Agreement;

           (c) Agrees to use his or her reasonable best efforts to cause the Merger to be consummated;

           (d) Agrees not to sell, transfer or otherwise dispose of any common stock of WJB on or prior to the record date for the meeting of WJB shareholders to vote on the Merger;

           (e) Except as permitted by Section 4.06 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Sovereign with respect to any offer, sale, transfer or other disposition of, any shares of common stock of WJB now or hereafter owned by him or her;

           (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933 ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by him or her or on his or her behalf, or to take any other action necessary to make an exemption from registration available;

           (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce his or her risk relative to, any shares of common stock of WJB or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and WJB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

           (h) Agrees that Sovereign shall not be bound by any attempted sale of any shares of Sovereign common stock, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing his or her shares of Sovereign common stock may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

           (i) Acknowledges and agrees that the provisions of subparagraphs (f), (g) and (h) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of WJB common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which he or she, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

           (j) Represents that he or she has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

           (k) Represents that he or she has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                       ________________________

     This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                       ________________________

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                       ________________________

     The undersigned intend to be legally bound hereby.

                                 Sincerely,

                                 __________________________________
                                 John A. Van Voorhis

                                 __________________________________
                                 Michael J. McGrath, Sr.

                                 __________________________________
                                 Gerard Riker

                                 __________________________________
                                 Raymond M. Durkin

                                 __________________________________
                                 Edward R. McMahon

                                 __________________________________
                                 Nicholas Rizzo

                                 __________________________________
                                 Peter G. Stewart

                                 __________________________________
                                 John A. Sullivan, III

                                 __________________________________
                                 John E. Sullivan

                                                       Exhibit 2


                        STOCK OPTION AGREEMENT

           THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated September 29, 1995, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and WEST JERSEY
BANCSHARES, INC., a New Jersey corporation ("WJB").

                              BACKGROUND

           1. Sovereign and WJB desire to enter into a Agreement and Plan of Merger, dated September 29, 1995 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of WJB through the merger of WJB with and into Sovereign, with Sovereign surviving the merger (the "Merger").

           2. As a condition to Sovereign to enter into the Plan, WJB is granting to Sovereign an option to purchase up to that number of shares of common stock of WJB as shall equal 19.9% of WJB's shares of common stock issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                               AGREEMENT

           In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and WJB, intending to be legally bound hereby, agree:

           1. Grant of Option. WJB hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to that number of shares (the "Option Shares") of common stock, no par value (the "Common Stock"), of WJB as shall equal 19.9% of the shares of Common Stock issued and outstanding immediately prior to such purchase, at a price per share (the "Option Price") equal to the lower of (i) $8.40 or
(ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under Section 2 hereof.

           2. Exercise of Option. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 20, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

                (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 9.9% of the then outstanding shares of Common Stock;

                (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with WJB pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with WJB, (ii) acquire all or substantially all of the assets or liabilities of WJB or all or substantially all of the assets or liabilities of West Jersey Community Bank ("WJCB"), or
     (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock or the then outstanding shares of common stock of WJCB; or

                (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of WJB or all or substantially all the assets or liabilities of WJCB, or any other business combination involving WJB or WJCB, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock or the then outstanding shares of common stock of WJCB (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of WJB called to vote on the Merger, WJB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, WJB willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

                (e) WJB breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

           If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

           "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over WJB or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

           Notwithstanding the foregoing, the obligation of WJB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for WJB to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

           WJB shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by WJB shall not be a condition to the right of Sovereign to exercise the Option. WJB will not take any action which would have the effect of preventing or disabling WJB from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to WJB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

           3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to WJB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by WJB, (b) WJB will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

           A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

                "The shares of stock evidenced by this
     certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless West Jersey Bancshares, Inc. receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

           4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, WJB shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and WJB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that WJB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which WJB's counsel delivers to WJB and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that WJB may delay any registration of Option Shares above for a period not exceeding 90 days provided WJB shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by WJB. Sovereign shall provide all information reasonably requested by WJB for inclusion in any registration statement to be filed hereunder. In connection with such filing, WJB shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. WJB shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by WJB in complying with the provisions of this
Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for WJB and blue sky fees and expenses, shall be paid by WJB. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, WJB shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and WJB will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that WJB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless WJB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse WJB for any legal or other expense reasonably incurred by WJB in connection with investigating or defending any such loss, claim, damage, liability or action.

           5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

           6. Filings and Consents. Each of Sovereign and WJB will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

           7. Representations and Warranties of WJB. WJB hereby represents and warrants to Sovereign as follows:

                (a) Due Authorization. WJB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by WJB. This Stock Option Agreement constitutes a legal, valid and binding obligation of WJB, enforceable against WJB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                (b)   Authorized Shares.  WJB has taken all
     necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

           8. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to WJB that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

           9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

           10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

           11. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to
Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

           12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

           13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

           14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                (i)   If to Sovereign, to:

                      Sovereign Bancorp, Inc.
                      1130 Berkshire Boulevard
                      Wyomissing, Pennsylvania  19610

                      Attention:  Jay S. Sidhu, President
                                   and Chief Executive Officer

                      Telecopy No.:  (610) 320-8448

                      with a copy to:

                      Stevens & Lee
                      111 North Sixth Street
                      P.O. Box 679
                      Reading, Pennsylvania  19603

                      Attention:  Joseph M. Harenza, Esquire
                                   Jeffrey P. Waldron, Esquire
                      Telecopy No.:  (610) 376-5610

                (ii)  If to WJB, to:

                      West Jersey Bancshares, Inc.
                      165 Passaic Avenue
                      Fairfield, New Jersey  07004

                      Attention:  John A. Van Voorhis,
                                   President and Check Executive
                                   Officer

                      Telecopy No.:

                      with copies to:  Sills Cummis Zuckerman Radin
                                            Tischman Epstein & Gross
                                        One Riverfront Plaza
                                        Newark, New Jersey 07102

                      Attention:  Steve E. Gross, Esquire
                                   Victor H. Boyajian, Esquire

                      Telecopy No.:  (201) 643-6500

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

           15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

           16.  Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

           17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

           18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

           19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

           20. Expenses. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

           21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Plan in accordance with the terms thereof.

           IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.


                                 SOVEREIGN BANCORP, INC.

                                 By/s/Richard A. Elko
                                        Richard A. Elko,
                                        Corporate Controller

 (CORPORATE SEAL)
                                 Attest:/s/Lawrence M. Thompson, Jr.
                                        Lawrence M. Thompson, Jr.,
                                        Secretary


                                 WEST JERSEY BANCSHARES, INC.

                                 By/s/John A. Van Voorhis
                                      John A. Van Voorhis,
                                      President and Chief Executive
                                      Officer

(CORPORATE SEAL)
                                 Attest:/s/Geraldine L. Marchitto

                                                            Exhibit 3

                          BANK PLAN OF MERGER


           THIS BANK PLAN OF MERGER ("Plan of Merger") dated
September 29, 1995, is by and between SOVEREIGN BANK, F.S.B., a federal savings bank ("Sovereign Bank"), and WEST JERSEY
COMMUNITY BANK ("WJCB").

                              BACKGROUND

           1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

           2. WJCB is a commercial bank and a wholly-owned subsidiary of West Jersey Bancshares, Inc., a New Jersey corporation ("WJB"). The authorized capital stock of WJCB consists of 5,000,000 shares of common stock, par value $2.00 per share ("WJCB Common Stock"), of which at the date hereof one million (1,000,000) shares are issued and outstanding.

           3. The respective Boards of Directors of Sovereign Bank and WJCB deem the merger of WJCB with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

           4. The respective Boards of Directors of Sovereign Bank and WJCB have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and WJB have adopted resolutions approving an Agreement dated
September 29, 1995 (the "Agreement") between Sovereign and WJB, pursuant to which this Plan of Merger is being executed by Sovereign Bank and WJCB.

                               AGREEMENT

           In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, the State of New Jersey and the Commonwealth of Pennsylvania, Sovereign Bank and WJCB, intending to be legally bound hereby, agree:

                               ARTICLE I
                                MERGER

           Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, the State of New Jersey and the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): WJCB shall merge with and into Sovereign Bank; the separate existence of WJCB shall cease; and Sovereign Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and Sovereign Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank"). Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A." Following the Effective Date, WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years.

                              ARTICLE II
                          CHARTER AND BYLAWS

           On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed.

                              ARTICLE III
                    BOARD OF DIRECTORS AND OFFICERS

           3.1  Board of Directors.  On and after the Effective
Date, the directors of the Surviving Bank shall consist of
(i) the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date.

Name                             Residence Address

Joseph M. Conroy           4475 Charles Street
                           Easton, Pennsylvania  18042

James N. Esbenshade        218 Overland Lane
                           Lancaster, Pennsylvania 17601

Stewart B. Kean            Liberty Hall, Morris Avenue
                           Union, New Jersey  07083

Harry Kraft                19 Highland Drive
                           North Caldwell, New Jersey  07006

Joseph E. Lewis            819 Apple Drive, Drexelwood
                           Wyomissing, Pennsylvania 19610

Howard D. Mackey           191 North Main Street
                           Boonton, New Jersey  07005

Richard E. Mohn            2630 Old Orchard Road
                           Lancaster, Pennsylvania 17601

Rhoda S. Oberholtzer       807 Lititz Pike
                           Lititz, Pennsylvania 17543

Patrick J. Petrone         27 Harold Place
                           Clifton, New Jersey  07013

Daniel K. Rothermel        R.D. #11, Box 359C
                           Reading, Pennsylvania 19610

Elizabeth B. Rothermel     Four Trent Place
                           Wyomissing, Pennsylvania 19610

Jay S. Sidhu               12 Quail Ridge
                           Reading, Pennsylvania 19607

Cameron C. Troilo          Sandy Run and Afton Avenues
                           Yardley, Pennsylvania 19067

Ronald E. Vaughn           4 Morton Court
                           Lawrenceville, New Jersey 08648

G. Arthur Weaver           63 Heister Avenue
                           New Holland, Pennsylvania 17557

Samuel R. Willard, Jr.     Taylorville Road
                           Washington Crossing, Pennsylvania 18977

Theodore Ziaylek, Jr.      140 Riverview Drive
                           Yardley, Pennsylvania 19067

           3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of (i) the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date.

                              ARTICLE IV
                         CONVERSION OF SHARES

           4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

           4.2 Stock of WJCB. Each share of WJCB Common Stock issued and outstanding immediately prior to the Effective Date, and each share of WJCB Common Stock issued and held in the treasury of WJB as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                               ARTICLE V
                     EFFECTIVE DATE OF THE MERGER

           The Merger shall be effective on the date on which all filings with government agencies, as may be required under applicable laws and regulations for the Merger to become effective, are made and accepted by the applicable agencies (the
"Effective Date").

                              ARTICLE VI
                         EFFECT OF THE MERGER

           6.1 Separate Existence. On the Effective Date: the separate existence of WJCB shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of WJCB shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations. Following the Effective Date, WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years. The commercial bank division of Sovereign Bank will be permitted during such three-year period to (i) set its own policies with respect to interest rates and the other terms and conditions of its business provided, however, such policies are coordinated with Sovereign's asset/liability management policy and (ii) retain the loan origination division of WJCB existing immediately prior to the Effective Date.

           6.2  Savings Accounts.  After the Effective Date,
Sovereign Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Date.

                              ARTICLE VII
                         CONDITIONS PRECEDENT

           The obligations of Sovereign Bank and WJCB to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                             ARTICLE VIII
                              TERMINATION

           This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                              ARTICLE IX
                               AMENDMENT

           Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                               ARTICLE X
                             MISCELLANEOUS

           10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

           10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of
Section 7.06 of the Agreement.

           10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

           10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

           10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

           IN WITNESS WHEREOF, Sovereign Bank and WJCB have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                 SOVEREIGN BANK, F.S.B.

                                 By_________________________________
                                            Richard A. Elko,
                                            Senior Vice President
(CORPORATE SEAL)
                                 Attest:____________________________
                                            Lawrence M. Thompson,
                                            Secretary


                                 WEST JERSEY COMMUNITY BANK

                                 By_________________________________
(CORPORATE SEAL)
                                 Attest:____________________________

                              EXHIBIT "A"
                           to Plan of Merger


                        List of Sovereign Bank
                           Branch Locations




ADDRESS                                      COUNTY        MSA
                                      PENNSYLVANIA
1.   61 Constitution Boulevard
     Kutztown, Pennsylvania                  Berks         Reading 6680

2.   3401 N. 5th Street Highway
       at Elizabeth Avenue
     Laureldale, Pennsylvania                Berks         Reading 6680

3.   840 Penn Avenue at Park Road
     Wyomissing, Pennsylvania                Berks         Reading 6680

4.   15 North Sixth Street
     Reading, Pennsylvania                   Berks         Reading 6680

5.   Reading Mall
     4260 Perkiomen Avenue
     Reading, Pennsylvania                   Berks         Reading 6680

6.   K-Mart Shopping Center
     11 Parkside Avenue
     Shillington, Pennsylvania               Berks         Reading 6680

7.   Berkshire Mall
     Wyomissing, Pennsylvania                Berks         Reading 6680

8.   329 South Main Street
     Doylestown, Pennsylvania  18901         Bucks         Philadelphia 6160

9.   Rte. 532 & Taylorsville Road
     Washington Crossing, Pennsylvania 18977 Bucks         Philadelphia 6160

10.  95 S. Main Street
     Yardley, Pennsylvania  19067            Bucks         Philadelphia 6160

11.  Pine Watson Plaza
     Langhorne, Pennsylvania                 Bucks         Philadelphia 6160

12.  640 Lee Road, Suite 103
     Chesterbrook, Pennsylvania 19087
     (limited service)                       Chester       Philadelphia 6160

13.  131 Wilmington West Chester Pike
     Glen Mills, Pennsylvania  19342         Delaware      Philadelphia  6160

14.  23 East King Street
     Lancaster, Pennsylvania                 Lancaster     Lancaster 4000

15.  194 N. Reading Road at Grandview Drive
     Ephrata, Pennsylvania                   Lancaster     Lancaster 4000

16.  46 E. Main Street
     Lititz, Pennsylvania                    Lancaster     Lancaster 4000

17.  100 East Main Street
     New Holland, Pennsylvania               Lancaster     Lancaster 4000

18.  K-Mart Shopping Center
     1846 Fruitville Pike
     Lancaster, Pennsylvania                 Lancaster     Lancaster 4000

19.  519-A Leaman Avenue
     Millersville, Pennsylvania              Lancaster     Lancaster 4000

20.  Sears Mall
     Park City
     Lancaster, Pennsylvania                 Lancaster     Lancaster 4000

21.  East Towne Mall
     Lincoln Highway East
     Lancaster, Pennsylvania                 Lancaster     Lancaster 4000

22.  3147 College Heights Boulevard
     Allentown, Pennsylvania                 Lehigh        Allentown- 0240 Bethlehem

23.  258 High Street
     Pottstown, Pennsylvania                 Montgomery    Philadelphia 6160

49.  800 East Willow Grove Avenue
     Wyndomoor, Pennsylvania                 Montgomery    Philadelphia 6160

25.  618 Germantown Pike
     Lafayette Hill, Pennsylvania            Montgomery    Philadelphia 6160

26.  1401 Bruce Road
     Oreland, Pennsylvania                   Montgomery    Philadelphia 6160

27.  Routes 309 and 63
     North Wales, Pennsylvania               Montgomery    Philadelphia 6160

28.  Old York and Church Roads
     Elkins Park, Pennsylvania               Montgomery    Philadelphia 6160

29.  1401 Easton Avenue
     Bethlehem, Pennsylvania                 Northampton   Allentown- 0240 Bethlehem

30.  2022 Lehigh Street
     Easton, Pennsylvania                    Northampton   Allentown- 0240 Bethlehem

31.  100 North Third Street
     P.O. Box 230
     Easton, Pennsylvania                    Northampton   Allentown- 0240
                                                           Bethlehem
32.  3120 William Penn Highway
     Easton, Pennsylvania                    Northampton   Allentown- 0240 Bethlehem

33.  2191 West Union Blvd.
     Bethlehem, Pennsylvania                 Northampton   Allentown- 0240 Bethlehem

34.  71 Bangor Junction Road
     Bangor, Pennsylvania                    Northampton   Allentown- 0240 Bethlehem

35.  8623 Germantown Avenue
     Philadelphia, Pennsylvania              Philadelphia  Philadelphia 6160

36.  9856 Bustleton Avenue
     Philadelphia, Pennsylvania              Philadelphia  Philadelphia 6160

37.  104 N. Centre Street
     Pottsville, Pennsylvania                Schuylkill    None

                                       NEW JERSEY

38.  270 S. Livingston Avenue
     Livingston, New Jersey                  Essex         Newark 5640

39.  555 Milburn Avenue
     Short Hills, New Jersey                 Essex         Newark 5640

40.  121 Franklin Corner Road
     Lawrenceville, New Jersey               Mercer        Trenton 8480

41.  952 Parkway Avenue
     Trenton, New Jersey                     Mercer        Trenton 8480

42.  2730 Nottingham Way
     Mercerville, New Jersey                 Mercer        Trenton 8480

43.  44 Hightstown Road
     Princeton Junction, New Jersey          Mercer        Trenton 8480

44.  188 Nassau Street
     Princeton, New Jersey                   Mercer        Trenton 8480

45.  1700 Kuser Road
     Hamilton, New Jersey                    Mercer        Trenton 8480

46.  525 Inman Avenue
     Colonia, New Jersey                     Middlesex     Middlesex-
                                                           Somerset- 5015
                                                           Hunterdon

47.  Applegarth & Cranbury Roads
     Cranbury, New Jersey                    Middlesex     Middlesex-
                                                           Somerset-
                                                           Hunterdon- 5015

48.  660 Plainsboro Road
     Plainsboro, New Jersey                  Middlesex     Middlesex-
                                                           Somerset-
                                                           Hunterdon- 5015

49.  712 Tenth Avenue
     Belmar, New Jersey  07719               Monmouth      Monmouth-Ocean 5190

50.  44 Main Street & Holmdel Road
     Holmdel, New Jersey 07733               Monmouth      Monmouth-Ocean 5190

51.  43 Main Street
     Keyport, New Jersey 07735               Monmouth      Monmouth-Ocean 5190

52.  3600 Rt. 9 South & Redwood Road
     Howell, New Jersey                      Monmouth      Monmouth-Ocean 5190

53.  57 Monmouth Road
     Oakhurst, New Jersey  07755             Monmouth      Monmouth-Ocean 5190

54.  1215 Highway 35 & New Monmouth Road
     Middletown, New Jersey 07748            Monmouth      Monmouth-Ocean 5190

55.  1 Schanck Road
     Freehold, New Jersey                    Monmouth      Monmouth-Ocean 5190

56.  Broad Street & Bergen Place
     Red Bank, New Jersey  07701             Monmouth      Monmouth-Ocean 5190

57.  Monmouth & Parker Roads
     West Long Branch, New Jersey  07764     Monmouth      Monmouth-Ocean 5190

58.  Marlboro Mall
     Route 79 & School Road West
     Marlboro, New Jersey 07746              Monmouth      Monmouth-Ocean 5190

59.  Yorktowne Shopping Center
     303 Gordons Corner Road
     Manalapan, New Jersey 07726             Monmouth      Monmouth-Ocean 5190

60.  600 Broadway
     Long Branch, New Jersey  07740          Monmouth      Monmouth-Ocean 5190

61.  Covered Bridge
     345 Union Hill Road
     Manalapan, New Jersey  07726            Monmouth      Monmouth-Ocean 5190

62.  18 Sycamore Avenue
     Little Silver, New Jersey 07739         Monmouth      Monmouth-Ocean 5190

63.  201 Harmony Road
     Middleton, New Jersey                   Monmouth      Monmouth-Ocean 5190

64.  Highway 9 & Taylor Mills Road
     Manalapan, New Jersey  07726            Monmouth      Monmouth-Ocean 5190

65.  1600 Corlies Avenue
     Neptune, New Jersey  07753              Monmouth      Monmouth-Ocean 5190

66.  Middlebrook Shopping Center
     Deal Road and Highway 35
     Ocean Township, New Jersey              Monmouth      Monmouth-Ocean 5190

67.  342 Lloyd Road
     Aberdeen, New Jersey                    Monmouth      Monmouth-Ocean 5190

68.  440 Cookman Avenue
     Asbury Park, New Jersey  07712          Monmouth      Monmouth-Ocean 5190

69.  110 East Main Street
     Rockaway, New Jersey                    Morris        Newark 5640

70.  430 Route 10
     Randolph, New Jersey                    Morris        Newark 5640

71.  1 Basset Highway
     Dover, New Jersey                       Morris        Newark 5640

72.  239 Littleton Road
     Parsippany, New Jersey                  Morris        Newark 5640

73.  73 Diamond Spring Road
     Denville, New Jersey                    Morris        Newark 5640

74.  405 Main Street
     Boonton, New Jersey                     Morris        Newark 5640

75.  977 Valley Road
     Gillette, New Jersey                    Morris        Newark 5640

76.  620 Main Road
     Towaco, New Jersey                      Morris        Newark 5640

77.  40 South Main Street
     Wharton, New Jersey                     Morris        Newark 5640

78.  434 Ridgedale Avenue
     East Hanover, New Jersey                Morris        Newark 5640

79.  2560 Route 37 West
     Lakehurst, New Jersey  08733            Ocean         Monmouth-Ocean 5190

80.  36 Washington Street
     Toms River, New Jersey  08753           Ocean         Monmouth-Ocean 5190

81.  1071 Route 37 West
     Toms River, New Jersey  08757           Ocean         Monmouth-Ocean 5190

82     Route 70
     Lakewood, New Jersey  08701             Ocean         Monmouth-Ocean 5190

83.  940 Fischer Boulevard
     Toms River, New Jersey  08753           Ocean         Monmouth-Ocean 5190

84.  1850 Highway 35 North
     Ortley Beach, New Jersey  08751         Ocean         Monmouth-Ocean 5190

85.  69 Madison Avenue
     Lakewood, New Jersey  08701             Ocean         Monmouth-Ocean 5190

86.  1866 Hooper Avenue
     Toms River, New Jersey  08753           Ocean         Monmouth-Ocean 5190

87.  Whiting Shopping Center, Unit #27
     Lacey Road & Cherry Street
     Whiting, New Jersey                     Ocean         Monmouth-Ocean 5190

88.  Route 9 & Motor Road
     Pine Beach, New Jersey  08741           Ocean         Monmouth-Ocean 5190

89.  190 Route 37 East
     Toms River, New Jersey                  Ocean         Monmouth-Ocean 5190

90.  Brook Plaza Shopping Center
     W. County Line Road & New Prospect Road
     Jackson, New Jersey                     Ocean         Monmouth-Ocean 5190

91.  1100 Burnt Tavern Road
     Brick, New Jersey  08724                Ocean         Monmouth-Ocean 5190

92.  490 Route 530
     Whiting, New Jersey                     Ocean         Ocean-Monmouth 5190

93.  2000 Route 70
     Lakehurst, New Jersey                   Ocean         Ocean-Monmouth 5190

94.  17 Beaverson Boulevard
     Brick, New Jersey                       Ocean         Ocean-Monmouth 5190

95.  1325 Route 206
     Silkman, New Jersey 08558
     Rocky Hill, New Jersey                  Somerset      Middlesex-
                                                           Somerset- 5015
                                                           Hunterdon

96.  34 East Main Street
     Somerville, New Jersey                  Somerset      Middlesex-
                                                           Somerset- 5015
                                                           Hunterdon

97.  2 Waterloo Road
     Byram Township, New Jersey              Sussex        Newark 5640

98.  197 Main Street
     Newton, New Jersey                      Sussex        Newark 5640

99.  540 Morris Avenue
     Elizabeth, New Jersey                   Union         Newark 5640

100. 726 W. St. George Avenue
     Linden, New Jersey                      Union         Newark 5640

101. 1224 Stuyvesant Avenue
     Union, New Jersey                       Union         Newark 5640

102. 1 Union Square
     Elizabeth, New Jersey                   Union         Newark 5640

103. 2253 North Avenue
     Scotch Plains, New Jersey               Union         Newark 5640

104. 18 North Avenue West
     Cranford, New Jersey                    Union         Newark 5640

105. 201 Chestnut Street
     Roselle, New Jersey                     Union         Newark 5640

106. 5 Westfield Avenue
     Clark, New Jersey                       Union         Newark 5640

107. 324 Chestnut Street
     Union, New Jersey                       Union         Newark 5640

108. 165 Passaic Avenue
     Fairfield, New Jersey 07004*

                                        DELAWARE

109. 1812 Marsh Road, Suite 401
     Wilmington, Delaware                    New Castle    Wilmington 9160

110. 281 E. Main & Tyre Streets
     Newark, Delaware                        New Castle    Wilmington 9160

111. 3812 Kirkwood Highway
     Wilmington, Delaware                    New Castle    Wilmington 9160

112. 201 West Ninth Street
     Wilmington, Delaware                    New Castle    Wilmington 9160


*    Presently a branch of WJCB.

                                                            EXHIBIT 4

                FORM OF OPINION OF COUNSEL TO SOVEREIGN


           WJB shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

           (a) Sovereign and Sovereign Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan, respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under
(A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

           (b)  Sovereign Bank is a validly existing
federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

           (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

           (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

           (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the NJDS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and WJB and of Sovereign Bank and WJCB contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

           (f) The shares of Sovereign Common Stock to be issued in connection with the merger of WJB and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

           (g) On the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by WJB or WJCB for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan.

                                                            EXHIBIT 5

                 FORM OF TAX OPINION OF STEVENS & LEE

     Sovereign and WJB shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by WJB of all of its assets to Sovereign in exchange for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of all of WJB's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

     2. WJB and Sovereign will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

     3. Neither WJB nor Sovereign will recognize any gain or loss upon the transfer of WJB's assets to Sovereign in exchange solely for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of the liabilities of WJB.

     4. The basis of the WJB assets in the hands of Sovereign will be the same as the basis of such assets in the hands of WJB immediately prior to the Merger.

     5. The holding period of the assets of WJB to be received by Sovereign will include the period during which the assets were held by WJB.

     6. No gain or loss will be recognized by the shareholders of WJB on the receipt of Sovereign Common Stock (including fractional share interests) solely in exchange for their shares of WJB Common Stock.

     7. The basis of the Sovereign Common Stock (including fractional share interests) to be received by the WJB shareholders in the Merger will be the same as the basis of the WJB Common Stock surrendered in exchange therefor.

     8. The holding period of the Sovereign Common Stock (including fractional share interests) to be received by the WJB shareholders in the Merger will include the period during which the WJB shareholders held their WJB Common Stock, provided the shares of WJB Common Stock are held as a capital asset on the Effective Date.

     9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

     10. The Sovereign Stock Purchase Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of Section 356(a)(1)(B) of the IRC.

     11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of WJB as of the Effective Date. Any deficit in the earnings and profits of Sovereign or WJB will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the items of WJB described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

     13. Provided the Bank Merger constitutes a statutory merger under applicable law, the Bank Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

     14. WJCB and Sovereign Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

     15. Neither WJCB nor Sovereign Bank will recognize any gain or loss upon the transfer of WJCB's assets to Sovereign Bank in constructive exchange solely for Sovereign Bank common stock and the assumption by Sovereign Bank of the liabilities of WJCB.

     16.   The basis of the WJCB assets in the hands of Sovereign
Bank will be the same as the basis of such assets in the hands of WJCB immediately prior to the Bank Merger.

     17. The holding period of the WJCB assets in the hands of Sovereign Bank will include the period during which such assets were held by WJCB.

     18. No gain or loss will be recognized by Sovereign, as the shareholder of WJCB, upon the constructive receipt of shares of Sovereign Bank common stock in exchange for the WJCB common stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the Sovereign Bank common stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the WJCB common stock surrendered in the constructive exchange.

     20. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of WJCB as of the effective date of the Bank Merger.
Any deficit in the earnings and profits of Sovereign Bank or WJCB will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of WJCB described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                            EXHIBIT 6

                   FORM OF OPINION OF COUNSEL TO WJB


           Sovereign shall have received from counsel to WJB, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

           (a) WJB and WJCB have full corporate power to carry out the transactions contemplated in the Agreement and the Plan, respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of WJB and WJCB, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of WJB and WJCB, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by WJB and WJCB with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of WJB or the charter or bylaws of WJCB, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which WJB or WJCB is a party; or
(ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of WJB or WJCB, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to WJB or WJCB.

           (b) WJCB is a validly existing state-chartered commercial bank organized and in good standing under the laws of the state of New Jersey. The deposits of WJCB are insured to the maximum extent provided by law by the Federal Deposit Insurance
Corporation.

           (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which WJB or WJCB is a party which would, if determined adversely to WJB or WJCB, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of WJB or WJCB taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

           (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by WJB or WJCB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

           (e) On the sole basis of such counsel's participation in conferences with officers and employees of WJB in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Sovereign for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of WJB to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to WJB or WJCB or the transactions contemplated in the Agreement and the Plan.